                                                                    EXHIBIT 10.8


THE MEMBER INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS PURSUANT TO APPLICABLE EXEMPTIONS. WITHOUT SUCH REGISTRATION, INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE UNITED STATES AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE LIMITED LIABILITY COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE LIMITED LIABILITY COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE MANAGER OF THE LIMITED LIABILITY COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE MANAGER TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THE INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS OPERATING AGREEMENT.


                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                        LEVITT COMMERCIAL HIGH RIDGE LLC


         THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into effective as of the ___ day of ___________, 2002, by and among LEVITT COMMERCIAL DEVELOPMENT LLC, a Florida limited liability company, f/k/a Levitt Commercial LLC ("Manager") and LEVITT COMMERCIAL LLC, a Florida limited liability company, f/k/a Levitt Commercial Development LLC ("Commercial"), 100 COMMERCE ROAD ASSOCIATES, INC., a Florida corporation ("CMSI"), THEODORE P. CIACCIA, P.A. ("Ciaccia"), and NICHOLAS A. SOLIMINE, JR., P.A. ("Solimine") (each of Commercial, CMSI, Ciaccia and Solimine are sometimes hereinafter referred to individually as "Member" and collectively as "Members").

                               W I T N E S S E T H

         WHEREAS, Articles of Organization ("Articles") legally creating LEVITT COMMERCIAL HIGH RIDGE LLC, a Florida limited liability company ("Company"), were filed with the Department of State of the State of Florida, and the Articles are approved and the filing thereof ratified; and

         WHEREAS, the Members desire to participate together as a limited liability company formed under Chapter 608 of the Florida Statutes to engage in the business described in Section 2.04 hereof; and

         WHEREAS, the Members previously entered into an Operating Agreement for the Company dated as of __________, 2002; and

         WHEREAS, Manager and Commercial have changed their legal names since the date of the execution of the original Operating Agreement, and the Members desire to amend and restate the Operating Agreement so as to avoid any confusion regarding the identity of the Members; and

         WHEREAS, the Members believe that, the best means to accomplish the foregoing is to supersede any prior agreements or understandings among them by setting forth in this Agreement all the terms, provisions, conditions and covenants by which the Company will be governed.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                           INCORPORATION; DEFINITIONS

         1.01 Incorporation. The foregoing recitals are true and correct and, together with any Schedules and Exhibits attached hereto, are hereby incorporated herein and made a part hereof.

         1.02 Definitions. Capitalized terms used, but not otherwise defined, herein shall have the meanings hereafter set forth.

         1.03 Adjusted Capital Account Deficit. With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
         1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         1.04 Affiliate. When used with reference to a specified Member, (a) any person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Member, (b) any person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Member or of which the specified Member is an officer, partner or trustee, or with respect to which the specified Member serves in a similar capacity, or (c) any person who, directly or indirectly, is the beneficial owner of more than ten percent (10%) of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Member or of which the specified Member is directly or indirectly the owner of more than ten percent (10%) of any class of equity securities or in which the specified Member has a substantial beneficial interest.

         1.05 Agreement. This Operating Agreement or any restatements hereof, as originally executed or amended from time to time.

         1.06 Available Cash. Cash funds of the Company, excluding cash proceeds from a Capital Transaction, if any, and after provision for (i) payment of all outstanding and unpaid current obligations, expenses and charges of the Company as of such time (including all amounts of any principal or interest payable with respect to any loans from Members and compensation to any Members that have provided services to the Company); and (ii) Reserves as determined by the Manager for the management and operation of the Company's business, determined from time to time by the Manager to be available for distribution to the Members. Available Cash shall include the proceeds from sales of property in the ordinary course of business.

         1.07 Capital Account. An account that, throughout the full term of the Company, shall be established, determined and maintained separately for each Member in accordance with the following provisions:

                  (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 4.05 or 4.06 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

                  (b) To each Member's Capital Account there shall be debited the amount of cash and the value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 4.05 or 4.06 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (c) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for purposes of (i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

         1.08 Capital Contribution. The amount of cash or the agreed fair market value of property or services contributed by each Member to the capital of the Company, as reflected in the books of the Company. The initial Capital Contributions are as described in Schedule A hereof.

         1.09 Capital Transaction. An Interim Capital Transaction or a Terminating Capital Transaction. Capital Transactions shall exclude sales of property in the ordinary course of business.

         1.10 Code. The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of any federal internal revenue law enacted in substitution of the Internal Revenue Code of 1986.

         1.11 Company. LEVITT COMMERCIAL HIGH RIDGE LLC, a Florida limited liability company.

         1.12 Company Accountants. Such independent accountants as may be selected, from time to time, by the Manager.

         1.13 Event of Dissolution. Any of the events that result in a dissolution of the Company as set forth in Section 9.01 hereof.

         1.14     Fiscal Year. The calendar year.

         1.15 Gross Asset Value. With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed upon by the contributing Member and the Manager;

                  (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager as of the following times: (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (1) and (2) shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.05(i) hereof; provided, however, that Gross Asset Values shall not be adjusted to the extent the Manager determines that an adjustment pursuant to subparagraph
(ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         For purposes of the foregoing provision, "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for income tax purposes for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         1.16 Interim Capital Transaction. A transaction pursuant to which the Company borrows funds or refinances existing debt, a sale, condemnation, exchange, abandonment or other disposition of a portion (which is less than substantially all) of the assets of the Company, an insurance recovery or any other transaction, other than a Terminating Capital Transaction, that, in accordance with generally accepted accounting principles, is considered capital in nature.

         1.17 Law. The Florida Limited Liability Company Act, as amended from time to time.

         1.18 Look-Back IRR. An internal rate of return for Commercial equal to an interest rate of twenty two and one half percent (22.5%), compounded annually, that causes the discounted present value of all distributions of Available Cash and Net Proceeds of Capital Transactions to Commercial to equal the discounted present value of the total of the initial and any additional Capital Contributions made by Commercial. The calculation of the Look-Back IRR shall not take into account any federal, state or local income taxes imposed on Commercial as a result of receiving such distributions or on Commercial's share of the taxable income of the Company. Determination of the "Look-Back IRR" shall be done by the Company's Accountant. By way of example of the calculation of the Look-Back IRR, assume that the aggregate initial and additional Capital Contributions of Commercial is $1,000,000, which for these purposes assume was contributed on the first day of the first year of the calculation period, that a distribution of $500,000 is made on the last day of the second year of the calculation period, and a distribution of $500,000 is made on the last day of the third year of the calculation period. In order to achieve the Look-Back IRR, a distribution of $889,000 will need to be made on the last day of the fourth year of the calculation period.

         1.19     Manager. Levitt Commercial Development LLC shall serve as
Manager.

         1.20 Manager's Development Fee. An amount equal to $175,000, payable at the rate of $29,167 per month for the six months following the acquisition of the Property. In the event that the Manager's Development Fee is not paid in any month, the past due amount shall accrue interest at the rate of 10% per annum. The Manager's Development Fee shall be an amount described in Code Section 707(a).

         1.21 Member Interest or Interests. The entire ownership interest of a Member in the Company at any particular time, including such Member's rights to any and all distributions, allocations and other incidents of participation in the Company to which such Member may be entitled as provided in this Agreement and under applicable law, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and the Law, and further including its Capital Account hereunder.

         1.22 Member Minimum Gain. An amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in the same manner as "partner minimum gain" pursuant to Regulation Section 1.704-2(i).

         1.23 Member Nonrecourse Debt. Any nonrecourse debt (for the purposes of Regulation Section 1.1001-2) of the Company for which no Member bears the "economic risk of loss" within the meaning of Regulation Section 1.752-2.

         1.24 Member Nonrecourse Deductions. These shall have the meaning set forth in Treasury Regulation Section 1.704-2(i) for "partner nonrecourse deductions." The amount of Member Nonrecourse Deductions with respect to Member Nonrecourse Debt for any Fiscal Year equals the excess, if any, of (a) the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, over (b) the aggregate amount of any Distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i).

         1.25 Member Percentages. The respective percentage interest of each Member in the Company as set forth on Schedule A hereto.

         1.26     Nonrecourse Deductions. Deductions of the Company described in
Section 1.704-2(b)(1) of the Regulations.

         1.27 Nonrecourse Liability. A liability of the Company described in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

         1.28 Person. Any individual, partnership, corporation, limited liability company, trust or other entity.

         1.29 Preferred Return. Preferred Return means an amount determined by multiplying ten percent (10%) per annum by the average monthly balance of a Member's Unreturned Capital, cumulative and not compounded, which amount shall commence to accrue as of the date a Member makes its Capital Contribution to the Company as specified in Article III hereof.

         1.30 Profits and Losses. Profits and Losses means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, including gain or loss from Capital Transactions, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (b)      Any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation";

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Member Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) Any items which are specially allocated pursuant to Sections 4.05 or 4.06 shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.05 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

         1.31 Required Vote. The affirmative vote of the Members entitled to vote having, in the aggregate, fifty-one percent (51%) or more of the Member Percentages of all of the Members entitled to vote.

         1.32 Reserves. Reserves shall mean, with respect to any fiscal period, funds set aside during such period which shall be maintained in amounts deemed sufficient by the Manager for working capital, to pay taxes, insurance, debt service, replacements, capital improvements or repairs, contingent liabilities, or other costs and expenses, incident to the ownership or operation of the Property.

         1.33 Stipulated Rate. The rate of interest, calculated annually, equal to two percent (2%) per annum plus the annual rate of simple interest reported from time to time by the Wall Street Journal as the "Prime Rate," but not higher than the highest nonusurious rate of simple interest for commercial loans under applicable law, nor lower than the lowest interest rate that may be charged without causing the imputation of interest for federal income tax purposes.

         1.34 Terminating Capital Transaction. A sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment or otherwise, of all or substantially all of the then remaining assets of the Company or a transaction that will result in a dissolution of the Company.

         1.35 Transfer. The sale, transfer, assignment, syndication, pledge, hypothecation, encumbrance or other disposition, either voluntarily, involuntarily, by operation of law or otherwise.

         1.36 Treasury Regulations or Regulations. The Regulations interpreting the Code promulgated by the United States Treasury Department.

         1.37 Unpaid Preferred Return. As of any date, the Preferred Return that has been accrued but not paid to the Members.

         1.38 Unreturned Capital. Unreturned Capital means, with respect to each Member, at any given time, the excess of (a) the Capital Contributions made by such Member to the Company, over (b) all distributions made to such Member pursuant to Subsection 4.02(b) hereof.

                                   ARTICLE II
                       CONTINUATION, NAME, BUSINESS, TERM

         2.01 Continuation. The Members hereby continue the Company for the purposes set forth herein. The Members shall execute any and all certificates or other documents, and take whatever action is required, in order to authorize the Company to conduct business as a limited liability company under the Law. The rights and liabilities of the Members shall be as provided in the Articles and the Law, except as otherwise provided herein.

         2.02 Name. The business of the Company shall be conducted under the name of the Company.

         2.03 Principal Place of Business; Recordkeeping Office. The principal place of business for the transaction of the business of the Company shall be at such location as hereinafter may be determined by the Manager.

         2.04 Purposes of the Company. Subject to the provisions of Article X hereof, the purpose for which the Company was organized and is hereby continued is to acquire, own, hold, manage, operate, improve, lease, maintain and repair, construct improvements thereon, sell or otherwise dispose of and mortgage or otherwise encumber, certain commercial real property, consisting of land and buildings described as approximately 70,000 square feet of speculative flex warehouse development at I-95 and Commerce Drive in Boynton Beach, Florida (collectively, the "Property"), together with related assets; and doing all things incidental thereto, which may include the sale of parcels of the Property in the ordinary course of business ("Company's Business"). The Property as fully developed is sometimes referred to herein as the "Project." Without in any way limiting the generality of the foregoing, the Company may: (i) enter into, perform and carry out contracts and agreements, or as may be necessary, appropriate or incidental to the accomplishment of the purposes of the Company;
(ii) sell, exchange, lease, mortgage or otherwise dispose of all or any part of the properties and assets of the Company for cash, stock, other securities or other property or any combination thereof; (iii) borrow money and evidence the same by notes or other evidences of indebtedness and secure the same with liens on all or any portion of the assets of the Company in furtherance of any of or all of the purposes of the Company; and (iv) do all other acts and things which may be necessary, appropriate or incidental to the carrying out of the business and purposes of the Company.

         2.05 Scope and Jurisdiction. The Company is authorized to engage in all business permitted by the Law. If the Company qualifies to do business in a foreign jurisdiction, then it may transact all business permitted in that jurisdiction. There is no jurisdictional restriction upon the property or activity of the Company.

         2.06 Term. The term of the Company as a limited liability company shall commence with the filing of the Articles, and shall continue in full force and effect until terminated in accordance with Article IX of this Agreement or as otherwise provided by the Law.

         2.07 Title. Legal title to Company property, whether real, personal or mixed, shall be held in the name of the Company.

                                  ARTICLE III
                          CAPITAL CONTRIBUTIONS; LOANS

         3.01     Initial Capital Contributions.

                  (a) The Members shall make or have made the following initial Capital Contributions to the Company:

                           (i)      CMSI - $175,000. CMSI acknowledges that it
has received the amount of its required contribution through a loan from Commercial (or an Affiliate of Commercial), which loan accrues simple interest at 10% per annum ("CMSI Loan"). CMSI hereby grants to Commercial (or its affiliated lender) a security interest in its Member Interest, and agrees to execute and deliver such further documents as Commercial may request to evidence and perfect the foregoing. Further, CMSI hereby agrees that any and all general contractor fees that it may receive in connection with the construction of the Property pursuant to the GC Agreement shall be paid to Commercial (or its affiliated lender) until the CMSI Loan has been paid in full. In the event that CMSI shall be in default under the terms of the "GC Agreement" (as defined in Section 5.06 hereof), and if under the terms of the GC Agreement the Company shall exercise its right to replace CMSI as the general contractor for the Project, then the Member Percentages shall be recalculated pursuant to the provisions of Section 3.02(d) hereof, with (a) the Capital Contribution of CMSI being an amount equal to the total amount of general contractor fees theretofore paid by CMSI to Commercial (or its affiliated lender) as a repayment of the CMSI Loan, less any sums expended by or on behalf of the Company as a result of the default by CMSI under the GC Agreement, and (b) the Capital Contribution of Commercial shall be increased by an amount equal to $175,000 less all general contractor fees previously paid by CMSI to Commercial (or its affiliated lender) under this subsection as a repayment of the CMSI Loan.

                           (ii)     Ciaccia - $17,500.

                           (iii)    Solimine - $17,500.

                           (iv)     Commercial - The sum of $738,219, which is
the amount required to be contributed such that the aggregate of the initial Capital Contributions of all of the Members shall be equal to the equity requirements under the total cost budget attached hereto as Exhibit A. In the event that under the terms of the acquisition and development financing obtained by the Company ("A&D Loan") the total equity requirement under the total cost budget shall be modified, then the amount of the capital to be contributed by Commercial shall also be correspondingly modified; provided, however, in no event shall the amount of the initial Capital Contribution of Commercial be adjusted as a result of any cost overruns during the course of construction, or any other matter subsequent to the closing under the A&D Loan. The initial Capital Contribution of Commercial shall be further increased by the amount of all funds expended by Commercial in connection with the formation of the Company and the development of the Property, whether incurred prior or subsequent to the date of the formation of the Company. Commercial also agrees to guaranty the A&D Loan. To the extent available under the A&D Loan, Commercial shall be reimbursed for all funds expended in excess of the required initial Capital Contribution of $738,219.

                  (b) The Manager shall set forth the amount of each Member's contributions on Schedule A, attached hereto. Schedule A shall be modified by the Manager to reflect any additional contributions or additional Members admitted to the Company.

                  (c) The initial Member Percentages of the Members shall be as set forth on Schedule A hereto, and the Manager shall revise Schedule A to reflect any adjustments to the Member Percentages as provided herein. The Member Percentages may be adjusted so that the Member Percentage of each Member shall be a fraction expressed as a percentage, the numerator of which is equal to such Member's "Adjusted Capital" (as hereinafter defined), and the denominator of which is equal to the aggregate Adjusted Capital of all of the Members. The "Adjusted Capital" of each Member other than Commercial shall be equal to the actual Capital Contributions of such Member. The "Adjusted Capital" of Commercial shall be equal to the greater of (i) the actual Capital Contributions of Commercial, or (ii) 25% of the budgeted total cost of the Project as set forth on Exhibit A hereto, less the actual Capital Contributions of the remaining Members. The foregoing provision is intended by the Members to provide a benefit to Commercial if it is successful in obtaining for the Company an acquisition and development loan that has a "loan to cost" ratio in excess of 75%.

         3.02     Additional Capital Contributions.

                  (a) Additional Capital Contributions shall be made in such manner and in such amounts as shall be determined by the Manager as being necessary or appropriate to fund all expenses associated with the Company's Business ("Additional Contributions"), which Additional Contributions shall be made by the Members, pro rata, in accordance with their respective Member Percentages. The Additional Contributions shall be made by the Members within twenty (20) days following the date of determination that such Additional Contributions are to be made.

                  (b) In the event that a Member fails to make all or any portion of that Member's share of the Additional Contributions within five (5) business days after such determination that such Additional Contributions are due, then such Member shall be in "Default" of these Regulations ("Defaulting Member"). In the event of such Default, the other Member(s) may elect to advance as a loan to the Defaulting Member an amount equal to the Additional Contributions that the Defaulting Member failed to make ("Default Loan"). The Member(s) electing to make a Default Loan is sometimes hereinafter referred to as the "Lending Member." In the event the Lending Member has advanced such monies to the Company as a Default Loan to the Defaulting Member, then and in such event the following shall be applicable: (i) such Default Loan shall be a demand loan which shall bear interest at eighteen percent (18%) per annum ("Default Rate"); (ii) all monies to which the Defaulting Member is otherwise entitled from the Company, whether in its capacity as member or lender, shall be paid by the Company to the Lending Member as repayment of such Default Loan, and applied to the costs and expenses of the Lending Member, including attorneys' fees and costs with respect to such Default Loan, secondly towards accrued and unpaid interest, and finally towards the outstanding principal balance; (iii) the Default Loan shall be secured by the Member Interest owned by the Defaulting Member, and (iv) the Default Loan may be called in whole or in part anytime.

                  (c) In the event the Lending Member shall make the Default Loan and in the further event that the Defaulting Member shall have failed to fully cure the Default hereunder by paying the Default Loan, together with interest thereon at the Default Rate from the date such Default Loan was due until the date of the election by the Lending Member to take advantage of the provisions of this Section 3.02, the Lending Member shall have the right (which shall only be elected in writing) to convert all or any portion of the Default Loan (including interest which has accrued thereon) to the capital of the Company, whereupon the Member Interest of the Lending Member shall be proportionately and permanently increased and the Member Interest of the Defaulting Member shall be proportionately and permanently reduced in the manner set forth in Section 3.02(d) below. Notwithstanding anything contained herein to the contrary, the Lending Member shall give the Defaulting Member three (3) days' written notice of its intention to invoke the provisions of Section 3.02(d) below, during which time the Defaulting Member shall have the right to satisfy in full the then outstanding principal balance, together with any accrued but unpaid interest, of the Default Loan owing to the Lending Member.

                  (d) In the event that the Lending Member shall determine to convert all or any portion of the Default Loan to the capital of the Company pursuant to Section 3.02(c) above, the Member Interests of the Lending Member and the Defaulting Member shall be redetermined pursuant hereto so that each Member's redetermined Member Percentage shall be equal to the product of the total Member Percentages of the Lending Member and the Defaulting Member, and a fraction, the numerator of which shall be equal to any Capital Contributions of such Member (including the Member's Adjusted Capital amount), plus one hundred ten percent (110%) of any Default Loans theretofore made by such Member, and the denominator of which is equal to the Capital Contributions of the Lending Member and the Defaulting Member (including each Member's Adjusted Capital amount), and one hundred ten percent (110%) of any Default Loans theretofore made by the Lending Member.

         3.03     Loans.

                  (a) Subject to the limitations provided herein, in the event that at any time or from time to time additional funds in excess of the Capital Contributions of the Members are required by the Company for or in respect of its business or any of its obligations, expenses, costs, liabilities or expenditures, the Manager may, but shall not be obligated to, apply on behalf of the Company to borrow such required additional funds, with interest payable at the then prevailing rates, from commercial banks, savings and loan associations or other lending institutions. Any Member may, but is not required to, provide security or personal guarantees for such loans, in exchange for which such Member may be compensated in such amount as shall be agreed to by the Manager.

                  (b) In the event that the Manager is unable or chooses not to cause the Company to borrow said required additional funds from a commercial bank, savings and loan association or other lending institution, any Member (or an Affiliate of any Member) may, but is not required to, lend such funds to the Company. In the event that a Member elects to provide the additional funds in the form of a loan to the Company, any such loan shall be evidenced by a negotiable promissory note of the Company and shall bear interest at a rate per annum equal to the Stipulated Rate. In no event shall any such loan bear interest at a rate in excess of the highest lawful nonusurious rate permitted by the law applicable to the loan. Any change in the Stipulated Rate, shall automatically result in a change in the rate of interest charged to the Company in respect of the respective loan. Any interest paid pursuant to this Paragraph shall be deemed an expense of the Company and repayment of such loan(s) shall not affect the Capital

Account of the Member. All loans made by a Member shall be and are hereby declared to be secured by a lien upon the assets of the Company, subject only to any prior liens granted to third party lenders. This provision is not intended to be for the benefit of any creditor or other Member (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

         3.04     Other Matters Relating to Capital and Loans.

                  (a) Interest earned on Company funds shall inure solely to the benefit of the Company, and, except as specifically provided herein, no interest shall be paid upon any contributions or advances to the capital of the Company or upon any undistributed or reinvested income or profits of the Company.

                  (b) The Capital Contributions of the Members shall be utilized for carrying out the purposes of the Company as set forth in this Agreement and for payment of any expenses incurred in connection therewith, including payment or reimbursement of expenses paid or incurred on behalf of the Company whether prior or subsequent to the execution of this Agreement.

                  (c) Loans by a Member to the Company (including those arising by virtue of payment under a guaranty or indemnity of the Company obligations) shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the lending Member.

                  (d) Except as specifically provided herein, no Member shall be entitled to withdraw its Capital Contribution, or to a return of any part of his Capital Contribution or to receive property or assets other than cash in return thereof without the consent of the Manager, and the Manager shall not be liable for the return of all or any portion of the Members' Capital Contributions.

                  (e) No Member shall be entitled to priority over any other Member, either with respect to a return of his Capital Contribution or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

         4.01 Distribution of Available Cash and Net Proceeds from Interim Capital Transactions. Available Cash and Net Proceeds from Capital Transactions shall be distributed to the Members quarterly (if funds are available for same) or as more frequently determined by the Manager and shall be distributed as follows:

                  (a) First, to the Manager its then due and unpaid Manager's Development Fee, including any interest accrued thereon;

                  (b) Second, to Members pro rata in accordance with their respective Unpaid Preferred Returns, until the Unpaid Preferred Return of the Members, if any, is reduced to zero;

                  (c) Third, to the Members pro rata in accordance with their respective Unreturned Capital balances, until the Unreturned Capital balances of all of the Members, if any, is reduced to zero;

                  (d) Fourth, to Commercial until such time as Commercial has received its Look Back IRR;

                  (e) Fifth, to all of the Members other than Commercial, pro rata in accordance with their relative Member Percentages, until the relative amounts of all distributions under this subsection 4.01(e) and subsection 4.01(d) above shall be in proportion to the Members' Member Percentages; and

                  (f) Finally, to the Members, pro rata in accordance with their respective Member Percentages.

         4.02 Distribution in Cash Only. No Member shall have the right to demand or receive property from the Company for any reason whatsoever and no Member shall have the right to sue for partition of the Company or of the Company's assets.

         4.03 Allocations of Profits and Losses. Profits and Losses shall be allocated in the following order of priority:

                  (a)      Any Profits shall be allocated as follows:

                           (i)      first, to the Members in an amount equal to
and in proportion to the net cumulative Losses (aggregate Losses in excess of aggregate Profits) allocated to the Members since the date of this Agreement;

                           (ii)     then, to the Members, pro rata in accordance
with the relative amounts distributed to the Members pursuant to Sections 4.01(b), (d) and (e), and Sections 9.02(a)(iv), (vi) and (vii) hereof; and

                           (iii)    finally, to the Members, pro rata in
accordance with their respective Member Percentages.

                  (b)      Any Losses shall be allocated:

                           (i)      first, to the Members in an amount equal to
and in proportion to the net cumulative Profits (aggregate Profits in excess of aggregate Losses) allocated to the Members subsequent to the date of this Agreement;

                           (ii)     next, to the Members, pro rata in accordance
with their respective positive Capital Account balances; and

                           (iii)    finally, to the Members, pro rata in
accordance with their respective Member Percentages.

         4.04 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations and notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c)      Qualified Income Offset; Loss Limitation.

                           (i)      If any Member unexpectedly receives any
adjustment, allocation, or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a deficit capital account balance in such Member's Capital Account (as determined in accordance with such Regulations), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that such allocations shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section were not in the Agreement. This provision is intended to be a "qualified income offset," as defined in Regulation Section 1.704-1(b)(2)(ii)(d), such Regulations being specifically incorporated herein by reference.

                           (ii)     The Losses allocated pursuant to Section
4.04 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.03, the limitation set forth in this Subsection shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

                  (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this
Article IV have been made as if Section 4.04(c) hereof and this Section were not in this Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated based upon their respective Member Percentages.

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                  (g) Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are based upon their respective Member Percentages.

                  (h) Distributions with Respect to Nonrecourse Liabilities. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

                  (i) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         4.05     Curative Allocations. The allocations set forth in Section
4.04 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to
Section 4.03.

         4.06     Tax Allocations:  Code Section 704(c).

                  (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of "Gross Asset Value").

                  (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (c) Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                  (d) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

         4.07     Other Allocation Rules.

                  (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value.

                  (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

                  (c)      All allocations to the Members pursuant to this
Article IV shall, except as otherwise provided, be divided among them in proportion to the Member Percentages held by each.

                  (d) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

         4.08 Allocations to Transferred Interests. Profits and Losses which are allocable to a Member Interest that was transferred or assigned during a Fiscal Year shall be further allocated between or among the transferor and transferee Members in proportion to the number of days during the Fiscal Year that each such Member owned said Member Interest or in any other proportion authorized by the Code and selected by the Manager, without regard to the actual Profits and Losses as of the date of such transfer or assignment and without regard to any distributions made with respect to such Member Interest.

                                   ARTICLE V
                            MANAGEMENT OF THE COMPANY

         5.01 Rights, Powers and Duties of the Manager. The overall management and control of all aspects of the business and operations of the Company shall be vested exclusively in the Manager. The Manager shall have all the rights and powers provided in this Agreement, the Law and the Certificate and any action taken by the Manager shall constitute the act of and serve to bind the Company. The Manager shall conduct the day-to-day operations of the Company and shall use good faith efforts to carry out the business of the Company as set forth herein. With respect to all of its obligations, powers and responsibilities and the limitations thereon as provided in this Agreement, the Manager is authorized to execute and deliver, for and on behalf of the Company, such agreements or instruments as the Manager may deem necessary or desirable, all on such terms and conditions as it may deem necessary or desirable, and the execution of such agreements, instruments or other documents by the Manager shall be sufficient to bind the Company. Without limiting the generality of the foregoing, the Manager has the right, power and authority, on behalf of the Company, to:

                  (a) Determine how to proceed with the ownership, development, repair, management, lease and disposition of all or any part of the Property, including, but not limited to, the sale or exchange of all or substantially all of the Property;

                  (b) Execute, on behalf of the Company, any and all agreements, contracts, documents, certificates and instruments necessary or convenient in connection with the management, leasing, maintenance, operation and disposition of the Property;

                  (c) Employ such agents, employees, managers, accountants, attorneys, consultants and other professionals as it may deem necessary or desirable for the conduct of the Company's business and pay from Company assets such fees, expenses, salaries, wages and other compensation to such parties as it may determine;

                  (d) Pay from Company assets, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise upon such terms as it may determine, and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Company;

                  (e) Borrow money and issue evidences of indebtedness and security therefor, mortgage, pledge or otherwise encumber Company assets, refinance any borrowing, and name the Company as guarantor or indemnitor for any loan or borrowing to the extent permissible under any other agreements (including mortgages) to which the Company is a party;

                  (f) Make from Company assets any and all expenditures that it may deem necessary or desirable for the conduct of the Company's business and the carrying out of its obligations and responsibilities under this Agreement to the extent permissible under any other agreements (including mortgages) to which the Company is a party;

                  (g) Declare and make distributions of capital or income, in cash or property, to Members;

                  (h) Subject to the provisions of Article VII, admit Persons as Members, including substituted Members;

                  (i) Make or have made for the Company such market research reports, economic and statistical data, evaluations, analyses, opinions and recommendations as it may deem necessary or desirable with respect to the business of the Company;

                  (j) Purchase liability and other insurance to protect the Company and the Company's assets and business;

                  (k) Invest the Company's assets in bank and savings and loan association savings accounts, commercial paper, government securities, certificates of deposit, bankers' acceptances, other short term interest bearing obligations and any other investments in the sole and absolute discretion of the Manager;

                  (l) Maintain adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of accounts as of the end of each Company Fiscal Year, together with tax reporting information;

                  (m) Make, refrain from making, or revoke such elections under the tax laws of the United States, the several States and other relevant jurisdictions as to the treatment of items of Company income, gain, loss, deduction, and credit and as to all other relevant matters, including, without limitation, elections under Section 754 of the Code;

                  (n)      Enter into any leases for property, real or personal;

                  (o) Make any purchases for, on behalf of, or in the name of, the Company;

                  (p)      Redeem Member Interests of the Members;

                  (q) Establish, maintain and release Reserves, in such amount as the Manager determines appropriate, in its reasonable discretion under the then existing circumstances; and

                  (r) Take any and all other action permitted under the Law and that is reasonably related to Company purposes.

         5.02     Liability and Indemnification of Manager.

                  (a) Neither the Manager nor its officers, directors, partners, employees, agents, Affiliates, successors or assigns shall be liable to the Company or the Members for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Company or in dealing with third parties on behalf of the Company, unless such act or omission was taken or omitted by the Manager, in bad faith, and such act or omission constitutes fraud, gross negligence or willful breach of fiduciary duty.

                  (b) The Company, its receiver or its trustee, shall indemnify and save harmless the Manager and its officers, directors, partners, employees, agents, Affiliates, successors and assigns, from any claim, liability, loss, judgment or damage incurred by them by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the Manager is not found, by a final, non-appealable ruling of a court of competent jurisdiction to have resulted from an act or omission of the Manager taken in bad faith and that constitutes fraud, gross negligence or willful breach of fiduciary duty by the Manager. The Company shall advance all sums required to indemnify and hold the Manager and its Affiliates harmless as provided herein from the initiation of any claim against such indemnified Persons, subject to acknowledgment in writing by such indemnified Person of the obligation to reimburse the Company in the event that, following the entry of a final, non-appealable judgment, it is determined that the Company was not obligated to indemnify such Person pursuant to this Agreement. All judgments against the Company and the Manager, wherein the Manager is entitled to indemnification, must first be satisfied from Company assets before the Manager shall be responsible for such obligations. The provisions of this Section shall survive the termination of the Company.

         5.03 Contractual Provisions. The Manager shall have the right and authority to require a provision in all Company contracts that it not be personally liable thereon and that the person or entity contracting with the Company is to look solely to the Company and its assets for satisfaction.

         5.04 Delegation of Duties. The Manager shall have the right and authority to delegate to one or more persons (including, but not limited to, delegation among the Managers) the Manager's right and powers to manage and control the businesses, investments and affairs of the Company, including to delegate to agents, employees and Affiliates of the Manager or Company.

         5.05 Reimbursement. The Manager shall have the authority to reimburse the Manager for reasonable and customary expenses incurred if and to the extent that such expenses are attributable to Company affairs

         5.06 General Contractor. CMSI shall serve as the general contractor for the Company, and in connection therewith shall be entitled to a fee equal to $175,000, payable to CMSI monthly as part of construction draws. The Company and CMSI shall enter into a general contractors agreement ("GC Agreement") in connection with the foregoing having terms and conditions that are customary and appropriate for a transaction similar to the Project.

         5.07 Other Activities. The Manager and its respective Affiliates may have other business interests and may engage in other activities in addition to those relating to the Company, including, without limitation, the rendering of advice or services of any kind to other investors, the making of other investments and serving as a general partner, managing member or in similar capacities in other partnerships or entities of any kind. The pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

         5.08 Transactions with Affiliates. The validity of any transaction, agreement or payment involving the Company, on the one hand, and the Manager or its Affiliates, on the other hand, permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Company and the Manager or its Affiliates; provided, however, that in all events such agreements shall be on the same or similar terms available to the Company if it was to contract with an unaffiliated third party similarly situated.

         5.09 Removal of Manager. The Members agree that the Manager may only be replaced in the sole discretion of Commercial.

                                   ARTICLE VI
                            MATTERS REGARDING MEMBERS

         6.01     Liability and Indemnification of Members.

                  (a) Except as provided above and in Article III hereof, the Members shall not be bound by, or personally liable for, obligations or liabilities of the Company beyond the amount of their initial Capital Contributions and any additional Capital Contributions to the Company; provided, however, the Members are obligated to return a distribution from the Company to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their interest in the Company and liabilities as to which recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company assets, provided that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds this liability.

                  (b) Neither the Members nor their officers, directors, partners, employees, agents, affiliates, successors or assigns shall be liable to the Company or the other Members for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Company or in dealing with third parties on behalf of the Company, unless such act or omission was taken or omitted by the Member, in bad faith, and such act or omission constitutes fraud, gross negligence or willful breach of fiduciary duty.

                  (c) The Company, its receiver or its trustee, shall indemnify and save harmless each Member and their respective officers, directors, partners, employees, agents, Affiliates, successors and assigns, from any claim, liability, loss, judgment or damage incurred by them by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the Member is not found, to have resulted from an act or omission of the Member taken in bad faith and that constitutes fraud, gross negligence or willful breach of fiduciary duty by the Member.

The Company shall advance all sums required to indemnify and hold the Member and its Affiliates harmless as provided herein from the initiation of any claim against such indemnified Persons, subject to acknowledgment in writing by such indemnified Person of the obligation to reimburse the Company in the event that it is determined that the Company was not obligated to indemnify such Person pursuant to this Agreement. All judgments against the Company and a Member, wherein the Member is entitled to indemnification, must first be satisfied from Company assets before the Member shall be responsible for such obligations. The Company shall not pay for any insurance covering liability of the Member or of its officers, directors, partners, employees, agents, Affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming the Member and any of its Affiliates as additional insured parties thereunder. Nothing contained herein shall constitute a waiver by any Member of any right which he may have against any party under Federal or state securities laws. The provisions of this Section shall survive the termination of the Company.

         6.02 Management. The Members shall not participate in the operation or management of the business of the Company, or transact any business for or in the name of the Company.

         6.03 Limitation of Certain Rights. The Members shall not have the right or power to: (a) withdraw or reduce their Capital Contributions to the Company except as a result of the dissolution of the Company or as otherwise provided in this Agreement or by the Law; (b) bring an action for partition against the Company or with respect to any of its property; (c) compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, (d) cause the appointment of a receiver for all or any portion of the assets of the Company, or (e) cause the termination or dissolution of the Company by court decree or as may be permitted by the Law, such rights being specifically waived by the Members. Each Member has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section, and without those waivers, no Member would have entered into this Agreement.

         6.04 Voting. Whenever the Members are entitled by this Agreement to vote on any particular matter, each Member shall be entitled to vote in proportion to the Member Percentage of such Member as set forth on Schedule A. Except as specifically provided to the contrary herein, all actions of the Members shall be authorized by Required Vote of the Members.

         6.05     Meetings of the Members.

                  (a) Meetings of the Members for any purpose may be called by the Manager, and shall be called by the Manager upon receipt of a request in writing signed by the Required Vote of the Members. Such request shall state the purpose or purposes of the proposed meeting and the business to be transacted. Notice of any such meeting shall be delivered to all Members in the manner prescribed in Section 11.02 of this Agreement within ten (10) days after receipt of such request and no fewer than fifteen (15) days or more than sixty (60) days before the date of such meeting. The notice shall state the place, date, hour and purpose of the meeting. At each meeting the Members present or represented by proxy shall adopt such rules for the conduct of such meeting as they shall deem appropriate. A list of the names and addresses of all Members shall be maintained as part of the books and records of the Company.

                  (b) The presence in person or by proxy of the Required Vote of the Members shall constitute a quorum at all meetings; provided, however, that if there be no such quorum, Members (or their proxies) holding more than fifty (50%) percent of the Member Percentages of the Members at such meeting may adjourn the meeting from time to time without further notice, until a quorum shall be obtained.

                  (c) Each Member may authorize any person or persons to act for him by proxy in all matters in which a Member is entitled to participate. Every proxy must be signed by the Member or his attorney-in-fact (other than the Manager). No proxy shall be valid after the expiration of six
(6) months from the date thereof. Every proxy shall be recoverable and rescindable (if rescinded prior to any vote) by the Member executing it.

         6.06     Special Power of Attorney.

                  (a) Each Member, by his execution of the Member's signature page to this Agreement, irrevocably makes, constitutes and appoints the Manager, with full power of substitution, their true and lawful attorney-in-fact, for them and their names, places and steads, to make, execute, sign, acknowledge, swear to, deliver, record and file any document or instrument which may be considered necessary or desirable by the Manager to carry out the provisions of this Agreement, including, without limitation, the following:

                           (i)      Any amendment to this Agreement made with
such consents, if any, of the Members as provided herein, any separate certificate of membership, any certificate of doing business under any assumed name, and any other certificate, instrument or document which may be required to be filed, or which the Manager deems advisable to file, under the laws of any state or the regulations of any governmental agency, as well as any amendments to the foregoing; and

                           (ii)     Any instrument or document which may be
required or appropriate to carry out the purposes of the Agreement, effect the continuation of the Company, approve the choice of and admit any additional or substituted Member, dissolve and terminate the Company, or consent to the return to the Members of all or a part of their respective Capital Contributions by reason of Distributions to the Partners, or as may be required or helpful to effectuate a transaction approved by the Required Vote of the Members pursuant to Section 7.06 hereof.

                  (b) The foregoing special power of attorney granted by each Member shall be one which:

                           (i)      Is a special power of attorney coupled with
an interest, is irrevocable and shall survive the death or legal incapacity of the granting Member;

                           (ii)     May be exercised by the Manager for each
Member by a facsimile signature or by executing any instrument with a single signature as attorney-in-fact for all Members; and

                           (iii)    Shall survive the delivery of any attempted
assignment by a Member of any part of his Member Interest, except that where the assignee has been approved by the Manager for admission to the Company as a substituted Member, this special power shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

         6.07 Manager's Ownership of Member Interests. In the event that the Manager shall own any Member Interest, the Manager shall in all respects be treated as a Member with respect to the Member Interest owned by the Manager.

         6.08 No Priority. Except as otherwise specifically set forth herein, no Member shall have the right to demand or receive property other than cash in any distribution. Except as otherwise specifically set forth herein, no Member shall have priority over any other Member.

                                  ARTICLE VII
                   ISSUANCE AND TRANSFERS OF MEMBER INTERESTS


         7.01 Prohibition. Except as provided in this Article VII, absent the written consent of the Manager, no Member shall Transfer all or any portion of its Member Interest or any interest or right therein. Any purported Transfer of a Member Interest in violation of the provisions of this Agreement shall be void ab initio.

         7.02 Rights of Assignee. For purposes of this Agreement, an "Assignee" is any Person who acquires (by purchase, gift, inheritance, judgment or otherwise), or claims to have an ownership or security interest (including any charging lien) in or against the Company or any Member Interest, but who has not been admitted as a Member of the Company in accordance with Section 7.03. Any interest in the Company or any Member Interest acquired by an Assignee is subject to the terms and conditions of this Agreement and the Articles. An Assignee has no rights or entitlements in respect to the Company or any Member Interest except as specifically granted to the Assignee in this Agreement or the Articles. By way of illustration and not limitation, an Assignee shall have no
(i) voting rights of any nature or kind, or (ii) rights to require any information or accounting of the Company's transactions or finances or to inspect Company books. If, however, an Assignee is admitted to the Company as a Member, such admission shall vest in such Assignee all rights, powers, authorities and responsibilities inuring to and imposed upon Members hereunder.

         7.03     Additional Member Interests; Admission of Members.

                  (a) No additional Members shall be admitted into the Company without the prior written consent of the Manager, which consent shall not be unreasonably withheld. Any additional Member admitted into the Company shall be admitted upon such terms and conditions as determined by the Manager and in compliance with the provisions of this Agreement. Additional Members shall agree in writing to be bound by this Agreement.

                  (b) An Assignee will be admitted to the Company as a successor or additional Member only if all of the following conditions are met:

                           (i) The Manager consents in writing to the admission of the Assignee as a Member, which consent shall not be unreasonably withheld, provided that, without limiting the generality of the foregoing, it shall not unreasonable for the Manager to withhold consent with respect to an Assignee if consenting would: (A) permit access to the business and affairs of the Company to a Person that is in competition with or, in the good faith opinion of the Manager; would be detrimental to the best interests of the Company; (B) subject the Company to investment or other legal restrictions to which it would otherwise not be subject; or (C) permit a Person, who is not an "Accredited Investor" (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Act")) to be a Member;

                           (ii) The Assignee agrees in writing to be bound by the provisions of this Agreement;

                           (iii) The Assignee delivers to the Manager documentation, satisfactory to Manager, evidencing Assignee's right to an interest in the Company or a Member Interest, and executes any and all documents, including an amendment to this Agreement, required to effectuate or evidence its admission to the Company as a Member;

                           (iv) The Assignee reimburses the Company for all reasonable costs and expenses (including reasonable attorney's fees) incurred in connection with the transfer and admission;

                           (v)      The Assignee is not a minor or legally
         incompetent;

                           (vi) The Transfer does not constitute a default under any agreement to which the Company or Assignee is bound; and

                           (vii) If deemed necessary by the Manager, an opinion of counsel is delivered to the Manager in form, substance and from counsel satisfactory to the Manager to the effect that: (A) the proposed Transfer does not require registration under the Act or any other applicable state or federal securities laws, including, in each case, the rules and regulations promulgated thereunder; and (B) that such action will not cause the Company to be termination for federal income tax purposes pursuant to Code Section 708.

         7.04 Rights of Individual Member's Personal Representative. Upon the death or disability of an individual who is a Member, his personal representative shall have all of the rights of a Member for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an Assignee and to join with such assignee in making application to substitute such Assignee as a Member. However, such personal representative shall not have the right to become a substituted Member in the place of his predecessor in interest unless the conditions of Section
7.03 (other than the requirement that the assignor execute and acknowledge instruments) are satisfied.

         7.05 Rights of Nonindividual Member's Representative. Upon the adjudication of bankruptcy, dissolution or other cessation of existence as a legal entity of a Member which is not an individual, the authorized representative of such entity shall have all of the rights of a Member for the purpose of effecting the orderly winding-up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an Assignee and to join with such Assignee in making application to substitute such assignee as a Member.

         7.06 Sale or Conversion of Company. In lieu of selling all or substantially all of the assets of the Company, the Manager may arrange a transaction pursuant to which the interests of the Manager and the Members in the Company shall be acquired by a Person in exchange for cash, property (including an equity interest in such Person or its Affiliate), or any combination of the foregoing or the Company shall be converted into a different form of entity. If the Manager arranges such a transaction and, following not less than twenty (20) days' prior written notice to the Members describing the material terms thereof, the transaction is approved by the Required Vote of the Members, the same shall be deemed an Approved Transaction for purposes of this Section. In the event of an Approved Transaction, each Member, whether or not it voted for the Approved Transaction, agrees (i) to raise no objection to the consummation of the Approved Transaction; (ii) if the Approved Transaction is structured as a merger, consolidation or other transaction to which such rights would be applicable, hereby waives any dissenters, appraisal or similar rights in connection therewith; (iii) agrees to convey its interest in the Company as contemplated by the Approved Transaction; and (iv) agrees to take such other actions and to execute such documents as shall be deemed necessary or desirable by the Manager in connection with the entering into and consummation of the Approved Transaction. Each Member shall, in connection with the Approved Transaction, receive in exchange for its interest in the Company the same consideration as such Member would have received if the aggregate consideration paid with respect to the entire Approved Transaction had been received by the Company and distributed in complete liquidation pursuant to the rights and preferences set forth in this Agreement.

                                  ARTICLE VIII
                                 FISCAL MATTERS

         8.01 Books and Records. The Manager shall keep, or cause to be kept, full and accurate books and records of all transactions of the Company using such method of accounting as determined by the Manager in consultation with the Company accountants. All organizational records of the Company and other records required to be kept by the Company under the Law, shall, at all times, be maintained at the Company's record keeping office, and shall be open during ordinary business hours for inspection and copying upon the reasonable request and at the expense of the Members and their authorized representatives.

         8.02     Reports and Statements.

                  (a) Within ninety (90) days after the end of each Fiscal Year, the Company shall, at its expense, cause to be delivered to the Members the following unaudited financial statements, which obligation may be satisfied by delivery to the Members of a copy of the Company's federal tax return:

                           (i)      A profit and loss statement for such period;
and

                           (ii)     A balance sheet of the Company as of the end
of such period.

                  (b) The Manager shall, at the expense of the Company prepare, or cause to be prepared, for delivery to the Members prior to the due date thereof (excluding extensions), all federal and any required state and local income tax returns for the Company for each Fiscal Year of the Company.

         8.03 Appointment of Tax Matters Partner. The Manager is hereby designated pursuant to Code Section 6231(a)(7) as the Company's Tax Matters Partner, and is responsible for acting as the liaison between the Company and the Internal Revenue Service ("Service"). The Tax Matters Partner shall have the duties of a tax matters partner as provided in the Code, in addition to such other duties as are provided under this Agreement. The Tax Matters Partner shall be reimbursed by the Company for all out-of-pocket expenses, costs and liabilities expended or incurred by the Tax Matters Partner in acting as the Company's Tax Matters Partner.

         8.04 Tax Status. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The parties intend that the Company be taxed as a partnership for United States income tax purposes. The parties intend that all special allocations be considered to have economic effect under the "qualified income offset" provisions described in section 1.704-1(b)(2)(ii)(d) of the Regulations. All questions of construction and interpretation shall be resolved consistently with that intent.

         8.05 Tax Elections. The Members shall from time to time determine whether or not to make or attempt to revoke any and all tax elections regarding depreciation methods and recovery periods, capitalization of construction period expenses, amortization of organizational and start-up expenditures, basis adjustments upon admission or retirement of Members, and any other federal, state, or local income tax elections.

                                   ARTICLE IX
                                   DISSOLUTION

         9.01 Dissolution. The Company shall be dissolved only upon the occurrence of any of the following:

                  (a) The sale of all or substantially all of the assets of the Company;

                  (b) The written election by the Manager and the Required Vote of the Members that the Company should be dissolved; or

                  (c) The date on which the Company is required to be dissolved under the Law.

         9.02     Wind-Up of Affairs.

                  (a) Upon dissolution, the Manager shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate the Company's assets. The Capital Account of each Member shall be determined. Profits or Losses to the date of termination, including realized profits or losses arising from a sale of all of the assets of the Company (whether or not recognized for Federal income tax purposes), and unrealized profits and losses on any assets to be distributed in kind (determined as if such assets had been sold by the Company for prices equal to their respective fair market value) shall be allocated as set forth in Article IV and credited or charged to the Capital Accounts of the Members. After paying or duly providing for all liabilities to creditors of the Company, the Manager shall distribute the net proceeds and any other liquid assets of the Company among the Members in the manner hereinafter set forth:

                           (i)      First, to the expenses of any such sale or
disposition;

                           (ii)     Next, to the payment of just debts and
liabilities of the Company (including the Manager's Development Fee and all amounts of any principal or interest payable with respect to any loans from Members), in the order of priority as provided by the Law;

                           (iii)    Next, to the establishment of any Reserves
that the Manager may deem reasonably necessary for any contingent or unforeseen liabilities and other obligations of the Company or of the Members arising out of or in conjunction with the Company's affairs;

                           (iv)     Next, to those Members having an Unpaid
Preferred Return, pro rata in accordance with their respective Unpaid Preferred Return, until the Unpaid Preferred Return of the Members, if any, is reduced to zero;

                           (v)      Next, to the Members pro rata in accordance
with their respective Unreturned Capital balances, until the Unreturned Capital balances of all of the Members, if any, is reduced to zero;

                           (vi)     Next, to Commercial until such time as it
has received an amount under this subsection and Section 4.01(d) hereof shall be equal to the Look Back IRR;

                           (vii)    Next, to all of the Members other than
Commercial, pro rata in accordance with their relative Member Percentages, until the relative amounts of all distributions under this subsection and Sections 4.01(d), 4.01(e) and 9.02(a)(vi) shall be in proportion to the Members' Member Percentages; and

                           (viii)   Finally, to the Members, an amount equal to
their then existing positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which such liquidation occurs.

                  (b) The wind-up of the affairs of the Company shall be conducted exclusively by the Manager. In liquidating the assets of the Company, all tangible assets of a saleable value shall be sold at such price and terms as the Manager in good faith determines to be fair and equitable. Any partnership, corporation or other entity in which all or any of the Members are in any way interested may purchase such assets at such sale. It shall not be necessary to sell any intangible assets of the Company. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize the losses normally occurring upon a liquidation.

                  (c) If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof (after adjusting the Capital Accounts of all Members for any unrealized gain or loss inherent in such property, as set forth above). The fair market value shall be determined by the Manager, or, if requested by the Members, by an independent appraiser who shall be selected by agreement of the Manager and the Required Vote of the Members. In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

                           (i)      Distributed to a trust established for the
benefit of the Members solely for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Article IX; or

                           (ii)     Withheld to provide a reasonable Reserve for
Company liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

                  (d) The portion of the distributions that would otherwise have been made to each of the Members that is instead distributed to a trust or withheld to provide a Reserve pursuant hereto shall be determined in the same manner as the expense or deduction would have been allocated if the Company had realized an expense equal to such amounts immediately prior to Distributions being made pursuant to this Article IX.

         9.03 Termination. The Company shall terminate when all Company assets shall have been disposed of.

                                   ARTICLE X
                        SINGLE PURPOSE ENTITY PROVISIONS

         In the event that the Property is mortgaged in favor of a lender ("Lender") which requires the Company to be a "single purpose entity" within the meaning of the guidelines for such entities, as published from time to time by Standard & Poors (collectively, the "S&P Guidelines"), the following provisions shall apply, notwithstanding anything contained elsewhere in this agreement to the contrary:

         10.01 Single Purpose. The Company's business and purpose shall consist solely of the following:

                  (a) To engage solely in the ownership, operation and management of the Property pursuant to and in accordance with this Operating Agreement and the Company's Articles of Organization; and

                  (b) to engage in such other lawful activities permitted to limited liability companies by the applicable laws and statutes for such entities of the State of Florida as are incidental, necessary or appropriate to the foregoing.

         10.02 Limitations. Notwithstanding any other provision of this Agreement and any provisions of law that otherwise so empowers the Company, the Company shall not, without the consent of its Members by Required Vote, do any of the following:

                  (a) engage in any business or activity other than those set forth in Section 10.01;

                  (b) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

                  (c) borrow money or incur any indebtedness or assume or guaranty any indebtedness of any other entity, other than normal trade account and lease obligations incurred in the ordinary course of business, or grant consensual liens on the Company's property other than in favor of the Lender;

                  (d)      dissolve or liquidate, in whole or in part;

                  (e) consolidate or merge with or into any other entity or convey or transfer or lease its property and assets substantially as an entirety to any entity;

                  (f) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution or bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of property of the Company, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take company action in furtherance of any such action; or

                  (g) amend the Articles of Organization or the Operating Agreement of the Company.

In addition to the foregoing, the Company shall not, without the written consent of the Lender, take any action set forth in items (i) through (v) or item (vii) above.

         10.03 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member or Manager shall have any ownership interest in any Company property in its individual name or right and, each membership or other ownership interest in the Company shall be personal property for all purposes.

         10.04    Separateness Covenants. The Company shall:

                  (a) maintain books and records and bank accounts separate from those of any other person;

                  (b) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

                  (c) Hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

                  (d) hold regular Manager and Member meetings, as appropriate, to conduct the business of the Company, and observe all other legal formalities;

                  (e) prepare separate tax returns and financial statements, or if part of a consolidated group, then it will be shown as a separate member of such group;

                  (f) allocate and charge fairly and reasonably any common employee or overhead shared with affiliates;

                  (g) transact all business with affiliates on an arm's-length basis and pursuant to enforceable agreements;

                  (h) conduct business in its own name, and use separate stationery, invoices and checks;

                  (i) not commingle its assets or fund with those of any other person; and

                  (j) not assume, guaranty or pay the debts or obligations of any other person.

                                   ARTICLE XI
                         REPRESENTATIONS OF THE MEMBERS

         By their execution below, each Member represents and warrants to the Managers, the other Members and the Company as follows:

         11.01 The Member is an "accredited investor" (as defined in Rule 501(a) of the Securities Act of 1933, as amended) and is a sophisticated investor by virtue of his education, training and/or numerous prior investments made on his own behalf or through entities which he, alone or with others, controls. The Member is knowledgeable and experienced in financial and business matters, especially in investments which involve the new and used automobile industry and/or are similar to the Company's Business, and which have risks similar to those which may be encountered by the Company. The Member is capable of evaluating the merits and risks of an investment in the Company and is capable of exercising the control over the operations of the Company to the full extent permitted by this Agreement.

         11.02 The Member has been furnished or otherwise obtained all information necessary to enable him to evaluate the merits and risks of his prospective investment in the Company. The Member recognizes that the Company has no prior operating history, may be highly leveraged and involves substantial risks. An investment in the Company is highly speculative and the Member may suffer a complete loss of his investment.

         11.03 The Member has been furnished or has had access to any and all material documents and information regarding the Company, and the Members. The Member has had an opportunity to question the other Members and receive adequate answers to such questions. The Member hereby acknowledges that the Company has made available to the Member prior to any investment in the Company all information requested by the Member and reasonably necessary to enable the Member to evaluate the risks and merits of an investment in the Company. The Member, after a review of this information and other information he has obtained, is aware of the speculative nature of any investment in the Company.

         11.04 The Member is aware that the Member will have to make the Capital Contributions required hereunder, which may include bank guaranties. The Member can bear the economic risk of the investment in the Company (including the possible loss of his entire cash payment and any amount guaranteed) without impairing the Member's ability to provide for himself and/or his family in the same manner that the Member would have been able to provide prior to making an investment in the Company. The Member understands that he must continue to bear the economic risk of the investment in the Company for an indefinite period of time.

         11.05 The Member understands that the Member Interests have not been registered under the Securities Act of 1933, as amended, or related laws and regulations or any other applicable securities laws of any other jurisdiction (collectively, the "Securities Laws"), inasmuch as the offering of Member Interests is either not an offering of a security because of the powers vested in the Members to manage the Company, participate as a Manager, or because the offering is being made to a limited group of potential investors. The Member understands that he has no rights whatsoever to request, and that the Company is under no obligation whatsoever to furnish, a registration of the Member Interests under the Securities Laws.

         11.06 The Member Interests that the Member is acquiring are being acquired solely for his account and are not being purchased with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act of 1933, as amended, or any other applicable Securities Laws. The Member will not resell or offer to resell any Member Interests except in accordance with the terms of this Agreement and in compliance with all applicable Securities Laws.

         11.07 The Member acknowledges that there is no current market for the Member Interests and none is anticipated to develop. Moreover, there are substantial restrictions on the Transfer of the Member Interests. Therefore, the Member has considered its prospective investment in the Company to be a long-term illiquid investment acceptable because the Member is willing and can afford to accept and bear the substantial risks of the investment for an indefinite period of time.

         11.08 The Member is aware that there is no assurance, representation or warranty, by any Person, that the Company's Business and the other assets anticipated to be acquired by the Company will operate at a profit, will generate sufficient cash flow for distribution to the Members, or will appreciate in value or be sold at a profit. The Members, by Required Vote, are authorized to incur indebtedness on behalf of the Company to pay costs incurred in conducting and completing the Company's Business, to establish and maintain reserves for working capital, taxes, insurance and other costs and expenses, to raise substantial debt financings, and to use Company revenues to pay the organization costs and debt costs of the Company. The use of Company revenues for such purposes will delay the Member's receipt of available cash distributions from the Company, and may require the Member to report and pay tax on Company income without having received contemporaneous cash distributions, even if the Company is profitable.

         11.09 The Member understands that if he receives a distribution from the Company at a time when the liabilities of the Company exceed the fair market value of the Company's assets, the Member will be liable to the Company for the amount of such distribution, and such liability shall continue for three (3) years from the date of the distribution. In addition, the Member will be liable to the Company and/or its creditors as provided by the Law.

         11.10 The Member understands that major changes were made by tax laws enacted in the past, and more will likely be enacted in the future. The Member is aware that he should understand that the tax consequences of an investment in the Company are subject to change. The Member is further aware that this Agreement contains complex tax attribute allocations. The Member agrees that the Company and the Managers have not, will not, and cannot assure the Member that such allocations will be respected for federal income tax purposes by the IRS. Depending on which allocations were to be disregarded if challenged by the IRS, the Member's share of income, gains, losses, deductions and credits of the Company could be affected and could change. In such an event, the Member may have to amend its tax return for the year or years of such change(s).

         11.11 The Member understands that the federal income tax treatment of the Company and the ownership of interests therein, whether direct or indirect, are complex and, in many cases, uncertain. Statutory provisions and administrative regulations have been interpreted inconsistently by the courts. Additionally, some statutory provisions remain to be interpreted by administrative regulations. It is possible that the United States Internal Revenue Service ("IRS") may successfully challenge the tax treatment accorded certain items by the Company.

         11.12 The Member is aware that the IRS may audit the income tax returns of the Company and may audit the Member's income tax return as the result of the Member's investment in or claimed deductions or losses from its investment in the Company. Such deductions and losses, when taken together with other items reported on the Member's tax return, may prompt the IRS to examine the Member's return, both as to income and deductions relating to the Company and as to other matters. The Company and the Managers cannot assure the Member that such an audit or examination will not occur or that the Member will not incur additional liability and costs as a result of any such audit or examination.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01 Amendments. This Agreement may be amended at any time with written consent of, in each case, the Manager and (a) the Required Vote of the Members in every instance other than those described in clauses (b) and (c); (b) if an amendment affects a Member's obligations to make Capital Contributions or a Member's allocable share of Profits and Losses or share of distributions, then the consent of such Member shall be required; and (c) without the consent of any of the Members if the amendment is (i) to substitute or add Members to the extent provided for in this Agreement and to amend Schedule A, as appropriate from time to time, to accurately reflect the identity of each Member and that Member's Capital Contribution; (ii) to add to the representations, duties or obligations of the Manager or surrender any right or power granted to the Manager herein, for the benefit of the Members; (iii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iv) to preserve the status of the Company as a "partnership" for federal income tax purposes; (v) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or other federal agency or by a state "Blue Sky" commission or official or similar such official, which addition or deletion is deemed by such commission, agency or official to be for the benefit or protection of the Members; or (vi) if such amendment is, in the opinion of counsel for the Company, necessary or appropriate to satisfy the requirements of Code Section 704(b) or the regulations promulgated thereunder. If amended, the Manager shall file, or cause to be filed, an amendment of the Articles of Organization with the appropriate authorities, in the event that the Manager determines the filing of such amendment to be necessary or appropriate to comply with the Law.

         12.02 Notices. Any notice required or permitted to be delivered to any Member under the provisions of this Agreement shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax and written confirmation of transmission, (c) upon receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each Member as set forth on Schedule A hereto or at such other address, or to such other Person and at such address for that Person, as any Member shall designate in writing to the other Members in the manner hereinabove set forth.

         12.03 Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Member hereof the agent of any other Member hereof or to limit in any manner the Members in the carrying on of their own respective businesses or activities. Any Member may engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence; and neither the Company nor any Member hereof shall have any rights in or to any such independent ventures or the income or profits derived therefrom.

         12.04 Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

         12.05 Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

         12.06 Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Members, their respective heirs, legal representatives, successors and assigns.

         12.07 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and agreed upon venue, to the extent permitted by law, shall be Broward County, Florida. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdictions in which the Company does business.

         12.08 Entire Agreement. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the Company assets, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as set forth herein.

         12.09 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

         12.10 Gender. Wherever the context requires, any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

         12.11 Remedies. Each of the Members acknowledges and agrees that in the event that a Member shall violate any of the restrictions or fails to perform any of the obligations hereunder, the Company or the other Members will be without adequate remedy at law and will therefore be entitled to enforce such restrictions or obligations by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law or in equity.

         12.12 Litigation. If the Company or any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

         12.13 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         12.14 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded amongst the public records of any governmental authority without the prior written consent of the Manager.

         12.15 Foreign Person Withholding. Each Member hereby represents and warrants that the Company shall comply with all reporting and withholding requirements imposed with respect to "foreign persons," as defined in the Code, and any Member that is a foreign person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Member's share of Available Cash) to satisfy any withholding obligations. In the event any Member shall fail to contribute to the Company any funds necessary to enable toe Company to satisfy any withholding obligation, the Manager shall have the right to offset against any payments due and owing to such Member, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Member's failure to contribute such funds to the Company, the Manager shall have the right to offset against said Member's present and future distributions, an amount equal to the amount so borrowed plus the greater of (i) the Company's actual cost of borrowing such funds, or (ii) the amount borrowed, multiplied by the Stipulated Rate.

         12.16 Legal Representation. The Company may retain one or more legal counsel ("Law Firm"), from time to time, to represent the Company on specified matters and the Members hereby recognize and acknowledge that representation of the Company shall not establish any attorney-client relationship between the Members and the Law Firm. It is further expressly acknowledged and agreed by the Members, that any Law Firm representing the Company may also represent a Member or any Affiliates of a Member.





                         THIS SPACE INTENTIONALLY BLANK

                     SIGNATURES CONTINUED ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.


                                    MANAGER:

                                    LEVITT COMMERCIAL DEVELOPMENT LLC,
                                    a Florida limited liability company, f/k/a
                                    Levitt Commercial LLC

                                    By:
                                       -----------------------------------------
                                       Seth M. Wise, President


                                    MEMBERS:

                                    LEVITT COMMERCIAL LLC, a Florida limited liability company, f/k/a Levitt Commercial Development LLC

                                    By:
                                       -----------------------------------------
                                       Seth M. Wise, President


                                    100 COMMERCE ROAD ASSOCIATES, INC., a
                                    Florida corporation

                                    By:
                                       -----------------------------------------
                                       Edward R. Ellman, President


                                    THEODORE P. CIACCIA, P.A., a Florida
                                    corporation

                                    By:
                                       -----------------------------------------
                                       Theodore P. Ciaccia, President


                                    NICHOLAS A. SOLIMINE, JR., P.A., a Florida corporation

                                    By:
                                       -----------------------------------------
                                       Nicholas A. Solimine, Jr., President

                                   SCHEDULE A

                                     MEMBERS


                                            MEMBER                     CAPITAL
NAME & ADDRESS                              PERCENTAGE                 CONTRIBUTIONS
--------------                              ----------                 -------------
Levitt Commercial LLC                       82.28%                     $738,219
4150 SW 28th Way
Fort Lauderdale, FL 33312

100 Commerce Road Associates, Inc.          14.77%                     $175,000
1072A E. Newport Center Drive
Deerfield Beach, FL 33419

Theodore P. Ciaccia, P.A.                    1.48%                     $ 17,500
2050 NE 27th Avenue
Pompano Beach, FL 33062

Nicholas A. Solimine, Jr., P.A.              1.48%                     $ 17,500
22932 Ironwedge Drive
Boca Raton, FL 33433

                                    EXHIBIT A

                                TOTAL COST BUDGET


   DEVELOPMENT COSTS

                                           TOTAL                   PSF
                                         ----------            ----------
LAND COSTS
  Land                                    1,020,593                 14.60
                                         ----------            ----------
TOTAL LAND COSTS                          1,020,593                 14.60

HARD/CONSTRUCTION COSTS
  Awnings (Bahama shutters)                  24,388                  0.35
  Doors/Frames/Hardware                       8,078                  0.12
  Drywall-Demising Walls                     75,000                  1.07
  Electrical                                 96,420                  1.38
  Fences & Gates                             10,000                  0.14
  Finish Carpentry                            2,395                  0.03
  Fire Alarm                                 16,660                  0.24
  Fire Extinguishers                          1,190                  0.02
  Fire Sprinklers                            84,000                  1.20
  Glazing                                    69,325                  0.99
  Gutters/Downspouts                         10,100                  0.14
  Handrailings/Railings                      11,000                  0.16
  Hurricane Shutters                         17,085                  0.24
  HVAC                                       14,000                  0.20
  Landscaping/Irrigation                     91,800                  1.31
  Masonry/Tilt                              965,000                 13.80
  Model Unit (TI & Mezz)                     55,000                  0.79
  Overhead Bay Doors                         30,898                  0.44
  Painting                                   59,643                  0.85
  Plumbing                                   46,410                  0.66
  Roofing                                   190,000                  2.72
  Rough Carpentry                            10,000                  0.14
  Signage                                    20,000                  0.29
  Site Wall                                  21,000                  0.30
  Site Work                                 454,000                  6.49
  Steel Joists & Decking                    230,769                  3.30
  Stucco & Lath                              17,984                  0.26
  Testing                                    15,000                  0.21
  General Conditions                         99,600                  1.42
  Contingency                                50,000                  0.72
                                         ----------            ----------

TOTAL HARD/CONSTRUCTION COSTS             2,796,745                 40.01

SOFT/DEVELOPMENT COSTS
  Accounting                                  1,000                  0.01
  Architectural                              77,860                  1.11
  Closing Costs                              10,000                  0.14
  Construction Management                    15,000                  0.21
  Developers Fee                            175,000                  2.50
  Engineering                                28,559                  0.41
  Engineering - Traffic                         630                  0.01
  Environmental                               2,500                  0.04
  Fees - Gov't Site Approval                  5,250                  0.08
  General Contractor Fee                    175,000                  2.50
  Geotechnical & Exfiltration                 1,690                  0.02
  Impact Fees - Other                        17,245                  0.25
  Impact Fees - Traffic                      62,065                  0.89
  Impact Fees - Water/Sewer                   2,717                  0.04
  Insurance - Builder's Risk                 21,080                  0.30
  Insurance - Liability                      33,000                  0.47
  Legal - Due Diligence                       4,194                  0.06
  Legal - Partnership Docs                    2,000                  0.03
  Legal - Purchase                           11,992                  0.17
  Legal - Sale                               14,149                  0.20
  Loan Costs                                 28,400                  0.41
  Market Analysis                               350                  0.01
  Marketing - Brochures                         818                  0.01
  Marketing - Misc                            2,386                  0.03
  Permits - City                             33,000                  0.47
  Permits - County                              250                  0.00
  Permits - Other                             1,000                  0.01
  Planner                                     9,601                  0.14
  Platting Fees                                   0                  0.00
  Postage                                       484                  0.01
  Printing                                      394                  0.01
  Real Estate Taxes                          14,983                  0.21
  Renderings                                  1,905                  0.03
  Sales Deficit                              17,276                  0.25
  Surveying                                   3,800                  0.05
  Contingency                                15,693                  0.22
                                         ----------            ----------

TOTAL SOFT/DEVELOPMENT COSTS                791,271                 11.32

  FINANCING COSTS
    Interest Expense                        111,835                  1.60
    Origination Points & Fees                19,500                  0.28
                                         ----------            ----------
TOTAL FINANCING COSTS                       131,335                  1.88

                                         ----------            ----------

TOTAL DEVELOPMENT COSTS                   4,739,944                 67.80

LOAN AMOUNT (80% LOAN)                    3,791,725                 54.24
                                         ----------
EQUITY REQUIREMENT                          948,219                 13.56
CMSI                                        175,000
TED CIACCIA                                  17,500
NICK SOLIMINE                                17,500
LEVITT COMMERCIAL                           738,219
                                         ----------
TOTAL                                       948,219